                                                                    Exhibit 11.1

                           REUNION INDUSTRIES, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                        (IN THOUSANDS, EXCEPT PER DATA)

                                                Three Months         Six Months
                                               Ended June 30,       Ended June 30
                                           --------------------   -------------------
                                             1998       1997        1998       1997
                                           --------   ---------   --------   --------
Net (loss)                                 $(10,530)  $ (418)     $(10,256)  $ (123)
                                           ========   ======      ========   ======
Weighted average common shares
outstanding--Basic                            3,865    3,855         3,861    3,855

Net additional shares outstanding
assuming all stock options exercised
using the Treasury Stock Method                  --       --            --       --
                                           --------   ------      --------   ------
Average common shares and
common share equivalents
outstanding--Diluted                         3,865     3,855         3,861    3,855
                                           ========   ======      ========   ======
Net (loss) per share:

Basic                                      $ (2.72)   $(0.11)     $  (2.66)  $(0.03)
                                           ========   ======      ========   ======
Diluted                                    $ (2.72)   $(0.11)     $  (2.66)  $(0.03)
                                           ========   ======      ========   ======

Notes: